Exhibit 5











                                   February 4, 1998



Computer Outsourcing Services, Inc.
360 West 31st Street
New York, New York 10001

Dear Sirs:

      This opinion is being given in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Computer Outsourcing Services, Inc. (the "Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 612,740 shares of Common Stock, par value $.01 per share (the "Common Stock"), consisting of shares to be issued by the Company upon the exercise by certain of the selling shareholders described in the Registration Statement of warrants and shares of Common Stock held by certain of the other selling shareholders described in the Registration Statement (collectively, the "Selling Shareholders). In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Common Stock has been legally authorized for issuance and when sold by the Selling Shareholders will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

      We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.


                                   Very truly yours,



                                   ROBINSON & COLE LLP



                                   By: /s/ Richard A. Krantz
                                       Richard A. Krantz, a partner